Exhibit 23.3

CONSENT OF NETHERLAND, SEWELL & ASSOCIATES, INC.

We hereby consent to the incorporation by reference on Form 8-K of Calpine Corporation (the “Company”) and to the references to this firm for the Company’s estimated domestic proved reserves contained on Form 8-K for the year ended December 31, 2000.

/s/ NETHERLAND, SEWELL & ASSOCIATES, INC.

Houston, Texas

August 31, 2001